UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 15, 2012 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

John E. Roe, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 15, 2012 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS:	To elect four directors for a three-year term and until their successors are elected and qualified;

To approve, on an advisory basis, Flushing Financial Corporation’s executive compensation;

To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 23, 2012.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Lake Success, New York

April 5, 2012

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 15, 2012

i

Outstanding Equity Awards at 2011 Fiscal Year-End	30
Option Exercises and Stock Vested in 2011	31
Pension Benefits	31
Nonqualified Deferred Compensation	32
Nonqualified Deferred Compensation Table	33
Potential Payments Upon Termination or Change of Control	34
Potential Payments Upon Termination of Employment	34
Employment Agreements	35
Change of Control Arrangements	37
Risk Assessment of Non-Executive Compensation Plans	37
Risk Assessment	38
PROPOSAL NO. 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	39
AUDIT COMMITTEE MATTERS	40
Report of the Audit Committee	40
Audit Committee Financial Expert	41
Fees Paid to Independent Registered Public Accounting Firm	41
PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012	42
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
Stock Ownership of Certain Beneficial Owners	42
Stock Ownership of Management	43
Section 16(a) Beneficial Ownership Reporting Compliance	44
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	45
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	45
MISCELLANEOUS	46
APPENDIX A	A-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors” or “Board”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 15, 2012 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 23, 2012, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are first being mailed on or about April 5, 2012 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 23, 2012, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 30,919,551 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR the advisory approval of Flushing Financial Corporation’s executive compensation, and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The advisory approval of the Company’s executive compensation and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm each require the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting.

Abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from “street name” holders) are considered present for purposes of determining the presence of a quorum. Abstentions will not affect the plurality vote required for the election of directors but will have the same effect as a vote against the other proposals. Broker non-votes are not “votes cast” on a proposal, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the ratification of the appointment of the independent registered public accounting firm, but not on election of directors, or any of the other proposals.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Internet Availability of Proxy Materials

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2011 are available at https://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes, each comprised of four directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes C and A are serving terms expiring at the annual meeting of stockholders in 2013 and 2014, respectively.

The directors in Class B, whose terms expire at the 2012 annual meeting, are Steven J. D’Iorio, Louis C. Grassi, Sam Han, and John E. Roe, Sr. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2015. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
John E. Roe, Sr.	78	Chairman of the Board	1968	2012	(3)
John R. Buran	62	President, Chief Executive Officer and Director	2003	2013
James D. Bennett	73	Director	1998	2013
Steven J. D’Iorio	62	Director	2004	2012	(3)
Louis C. Grassi	56	Director	1998	2012	(3)
Sam S. Han	58	Director	2007	2012	(3)
Michael J. Hegarty	72	Director	1987	2014
John J. McCabe	68	Director	2003	2014
Vincent F. Nicolosi	72	Director	1977	2013
Donna M. O’Brien	56	Director	2004	2014
Michael J. Russo	77	Director	1984	2014
Gerard P. Tully Sr.	84	Director	1967	2013

(1)	As of December 31, 2011.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Nominee for re-election at the 2012 annual meeting for a term expiring in 2015.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years. In addition, described below are each director’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

Board Nominees

Steven J. D’Iorio is Senior Project Manager for Jones Lang LaSalle managing on behalf of MSG the Transformation of Madison Square Garden. Mr. D’Iorio has over 39 years of real estate, construction and development experience. Mr. D’Iorio has held senior management positions with Time Warner, Inc., National Westminster Bank, Jones Lang Wootton, and Olympia & York. Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and Chief Executive Officer of Grassi & Co. located in Jericho and New York City with a practice in accounting, tax, technology and management consulting services. He is a licensed Certified Public Accountant and Certified Fraud Examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust. Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors.

Sam Han is currently President and Founder of The Korean Channel, Inc. and has over 25 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the only premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on Time Warner and Cablevision. Mr. Han also served as a member of the Board of Trustees of Flushing Hospital Medical Center. He was an advisor and member of the Board of Flushing Town Hall from 1998 to 2008.

Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

John E. Roe, Sr. is Chairman of the Board of Directors of the Company and the Bank effective February 16, 2011. He has been a member of the Board of Directors of the Company since its formation in 1994 and the Bank since 1968. Mr. Roe is a retired Captain of the United States Navy Reserve and was appointed Rear Admiral of the New York State Naval Militia by the Governor of New York. He is a former Trustee of Eastern Long Island Hospital and Flushing Hospital Medical Center where he served as Chairman for 10 years. He is a former director of the Queens Chamber of Commerce. He recently retired as Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York. Mr. Roe’s experience in the insurance industry in general and the Company’s risk profile in particular in the Company’s industry and regional market make him a valuable member of our Board of Directors.

Continuing Directors

John R. Buran is President and Chief Executive Officer and a Director of the Company and the Bank. He has served as President and Chief Executive Officer of the Company and the Bank since July 2005. He has been a Director of the Company and the Bank since 2003. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. He serves on the Board of the New York Bankers Service Corporation and is Chairman of the Board of the New York Bankers Association. He currently serves on the Board of The Federal Home Loan Bank of New York and on the Federal Reserve Bank of New York’s Community Depository Advisory Council. Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulation and other matters as applicable specific to the Company, make him a valuable member of our Board of Directors. In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances especially qualifies him as a Board member to meet future such challenges.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission. Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

Michael J. Hegarty is former President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President-Finance as well as Corporate Secretary and Treasurer, a director and Chairman of the Audit Committee of EDO Corporation, formerly a New York Stock Exchange listed company and a manufacturer of defense systems and components. Earlier in his career, Mr. Hegarty was an accountant with the firm Peat, Marwick, Mitchell and Company. Mr. Hegarty’s extensive experience as a public company executive and board member and knowledge of the Company’s industry and history and his background as a certified public accountant make him a valuable member of our Board of Directors.

John J. McCabe has served as Chief Equity Strategist of Shay Assets Management, Inc. for the past 17 years and as co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President. Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable member of our Board of Directors.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi LLP in Manhasset, New York. For over 38 years, he has been engaged in the practice of law with an emphasis on civil litigation. From December 1998 to April 2009, Mr. Nicolosi served as a Commissioner on the New York State Commission of Investigations. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee and Governmental Operations Committee between 1975 and 1980. Mr. Nicolosi’s legal background and knowledge of the Company’s marketplace, including in particular his experience in risk assessment and judgment in the context of legal matters as an experienced litigator, makes Mr. Nicolosi a valuable member of our Board of Directors.

Donna M. O’Brien is President of Community Healthcare Strategies, LLC, a nationally focused healthcare strategy and operations consulting firm. She has held senior level management positions in the healthcare industry including serving as Executive Vice President and Chief Administrative Officer of the Catholic Health System of Long Island and as Assistant Administrator at the University of Texas M.D. Anderson Cancer Center in Houston, Texas. Ms. O’Brien currently serves as a Special Advisor for Community Healthcare Programs for the National Cancer Institute. She also serves on the Board of Regents of Seton Hall University, where she is on the Finance Committee and is Chair of the Audit Committee. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. Ms. O’Brien’s long history in senior-most administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years. Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of the Board of Directors.

Gerard P. Tully, Sr. served as Chairman of the Board of the Company from its formation in 1994 until February 15, 2011, and as Chairman of the Board of the Bank from 1980 until February 15, 2011. Mr. Tully has been a member of the Board of the Bank since 1967. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company. Mr. Tully’s decades of experience with the Company in particular and the Banking industry in general in conjunction with his many years of leadership make him a valuable member of our Board of Directors.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	61	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	47	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	49	Executive Vice President and Chief of Real Estate Lending
Barbara A. Beckmann	53	Senior Vice President
Allen M. Brewer	59	Senior Vice President
Astrid Burrowes	47	Senior Vice President
Caterina dePasquale	44	Senior Vice President
Ruth E. Filiberto	53	Senior Vice President
Ronald Hartmann	56	Senior Vice President
Paul W. Ho	54	Senior Vice President
Gary P. Liotta	52	Senior Vice President
Jeoung Jin	45	Senior Vice President
Theresa Kelly	50	Senior Vice President
Robert G. Kiraly	56	Senior Vice President
Patricia Mezeul	52	Senior Vice President
Leeann L. Tannuzzo	44	Senior Vice President
Laura J. Walsh	60	Senior Vice President
William J. Weichsel	62	Senior Vice President

(1)	As of December 31, 2011.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Company in 1998 as Vice President/Controller. Prior to joining the Company, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a Certified Public Accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Allen M. Brewer has been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, he served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Astrid Burrowes has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a Certified Public Accountant.

Caterina dePasquale has been Senior Vice President/Director of Strategic Development and Delivery since January 2010. Ms. dePasquale joined the Company in 2007 as Vice President and Director of Retail Banking & Distribution. Prior to joining the Company Ms. dePasquale held various Senior Vice President positions, including District Manager and Regional Service Manager, within the Retail Banking operations of Bank of America and its predecessor banks.

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resources department at First Data Corporation from 1993 to 2006.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Paul W. Ho has been Senior Vice President/Asian Markets of the Company since October 2009. Prior to joining the Company, Mr. Ho held various Senior Vice President positions at HSBC National Bank, USA since 1993.

Jeoung (A.J.) Jin has been Senior Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank.

Theresa Kelly has been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor of the Company since June 2007. Mr. Kiraly joined the Company in July 2006 as First Vice President & Chief Auditor. Prior to joining the Company, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group since 2004. Prior to that, Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Gary P. Liotta has been Senior Vice President/Chief Risk Officer of the Company since April 2010. Prior to joining the Company he was Vice President of Investment Management for Morgan Stanley from 2002 to 2010. Prior to that Mr. Liotta was Vice President at Lehman Brothers and an Audit Manager for Ernst and Young. He has also held officer positions at the Federal Home Loan Bank of New York and JP Morgan Chase. Mr. Liotta is a Certified Public Accountant.

Patricia Mezeul has been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Leeann L. Tannuzzo has been Senior Vice President/Director of Retail Banking and Investment Sales of the Company since January 2010. Ms. Tannuzzo joined the Company in May 2006 as Vice President/Director of Sales where she managed the Company’s Investment & Insurance Program, Training and Retirement Services. In her current position, Ms. Tannuzzo also continues to lead the Company’s Investment & Insurance Program. From May 2005 through May 2006, Ms. Tannuzzo was a Regional Manager & Vice President at the Bank of New York, where she managed 21 retail branches. She held a similar position at the Bank of Smithtown as Vice President of Branch Administration.

Laura J. Walsh has been Senior Vice President/Chief of Staff of the Company since September 2010. Prior to joining the Company, Ms. Walsh held the position of Senior Director/Senior Vice President, Policy and Control for the Citibank Credit Cards division from 1999 to 2009 where she was lead liaison with internal audit, presented to the regulators on internal controls, and managed a staff handling Risk and Control Self-Assessment, Continuity of Business, Sarbanes Oxley, and Information Security. Prior to that role, Ms. Walsh was Vice President of Citicorp Credit Services as a Systems Development Director from 1987 to 1999.

William J. Weichsel has been Senior Vice President/Chief Investment Officer of the Company since June 2007. He was promoted to First Vice President/Chief Investment Officer in July 2006. Mr. Weichsel joined the Company in 2000 as Vice President/Chief Investment Officer. Prior to joining the Company, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the United States Department of the Treasury.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that nine of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Tully is not deemed independent as a result of consulting fees he formerly received from the Company and the Bank. Mr. Nicolosi is not deemed independent as a result of the legal fees his law firm receives for representing the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2011, the Board of Directors held 12 regular meetings and two special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served.

At least quarterly, the independent directors meet in executive session with no members of Company management present.

The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of Messrs. Russo (Chairman), Grassi, Han and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2011, this committee met six times. The Report of the Compensation Committee is included on page 27.

Audit Committee.    The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of Messrs. Grassi (Chairman), D’Iorio, Hegarty, Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the Securities and Exchange Commission (“SEC”) independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but is attached hereto as Appendix A. During 2011, this committee met five times. The Report of the Audit Committee is included on page 40.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) is composed of Messrs. Grassi (Chairman), Bennett, McCabe, Roe, and Russo, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. This committee held two meetings during 2011.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2011, the Bank Board held 12 regular meetings and two special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation, Nominating and Governance, and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Nominating and Governance Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders owning at least 1% of the Company’s outstanding common stock may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Board Leadership Structure

Since its formation in 1994, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to run the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the board. The Board expects that the time that Mr. Buran will be required to devote to the CEO position in the current economic environment will continue to be significant and demanding. By having another director serve as Chairman of the Board, Mr. Buran will be able to focus his entire energy on running the Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board does not believe there is any relationship between how the Board oversees management of the Company’s risks and the Board’s leadership structure.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were three loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2011. The highest aggregate balance of these loans at any time since January 1, 2011 was $823,000, and the aggregate balance of these loans at January 31, 2012 was $794,000. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2011. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

The Nominating and Governance Committee of the Company approved, in December 2005, the law firm of Nicolosi & Nicolosi LLP, of which Vincent F. Nicolosi is a partner, to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. In that capacity, the law firm of Nicolosi & Nicolosi began representing the Bank in connection with some of its closings in January 2006. In 2011, the borrowers paid an aggregate of $627,784 to the firm of Nicolosi & Nicolosi in this regard. In 2011, the Company and the Bank did not make any payments to the firm of Nicolosi & Nicolosi. Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager of the AMF Large Cap Equity Fund, which is managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $29,992 in 2011. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management.

Mr. Tully retired from his position as Chairman of the Company on February 15, 2011. Upon this date and contingent upon his retirement as Chairman and other circumstances, Mr. Tully received a one-time lump sum payment of $125,000.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. With the exception of Gerard P. Tully, Sr., who was ill at the time, all of the members of the Board of Directors at the time of the 2011 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi, Han, and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. One such loan that was outstanding to immediate family members of directors who were members of the Compensation Committee during 2011 had a balance in excess of $120,000 at some time since the beginning of 2011. The highest balance of that loan at any time since January 1, 2011 was $215,900 and the balance of that loan at January 31, 2012 was $210,200. Such loan was made in the ordinary course of business and was fully approved in accordance with all of the Bank’s credit underwriting standards. This loan was included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” No such loan was made in 2011. The Bank believes that this loan does not involve more than the normal risk of collectibility or present other unfavorable features.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2011, our Chief Financial Officer and Senior Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Company’s compensation consultant prior to making any final decisions.

Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan. In 2011, as in prior years, the Compensation Committee engaged the Consultant. The Consultant discussed with the Compensation Committee the philosophy for determining the 2011 compensation and discussed trends in the executive compensation arena to be considered. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

For the fiscal year ended December 31, 2011, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) were entitled to receive an annual retainer of $37,500 from the Bank (increased from $30,000 effective July 1, 2011), with no additional retainer from the Company. In addition in 2011, the Chairman of the Board received a fee of $75,000 for services to the Company and the Bank in those capacities. The Chair of the Audit Committee received an additional annual retainer of $15,000 (increased from $10,000 effective July 1, 2011) and the Chair of the Compensation Committee received an additional annual retainer of $10,000 (increased from $5,000 effective July 1, 2011). Outside Directors also received meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,300 (increased from $1,000 effective July 1, 2011) for each Audit Committee and $1,000 for each Compensation Committee meeting attended, and $1,000 for each other committee meeting attended (increased from $750 effective July 1, 2011), whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $2,500,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

Equity Compensation

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Outside Director receives an annual award of 4,800 restricted stock units, or shares of restricted stock if so determined by the Compensation Committee, as of January 30 of each year (increased from 3,600 restricted stock units or shares of restricted stock effective January 30, 2012). Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 400 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock, generally at the time they vest. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2011 there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors which agreements provide for mandatory indemnification of each director to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John E. Roe, Sr.	151,225	52,236	—	—	—	203,461
James D. Bennett	72,400	52,236	—	—	—	125,036
Steven J. D’Iorio	78,300	52,236	—	—	—	130,536
Louis C. Grassi	87,100	52,236	—	—	—	139,336
Sam S. Han	65,750	52,236	—	—	—	117,986
Michael Hegarty	81,600	52,236	—	—	—	133,836
John J. McCabe	70,350	52,236	—	39,332	—	161,918
Vincent F. Nicolosi(5)	73,700	52,236	—	—	—	125,936
Donna. O’Brien	65,350	52,236	—	—	—	117,586
Michael J. Russo	80,100	52,236	—	—	—	132,336
Gerard P. Tully Sr.(6)	82,375	52,236	—	—	125,000	259,611

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 28.
(2)	Reflects the amount of compensation earned in 2011 for annual retainers, Board and committee Chair retainers and fees, Board and committee meetings, local advisory boards, and property inspection fees.
(3)	Reflects the grant date fair value of awards (excluding the effect of estimated forfeitures) granted in the fiscal year ended December 31, 2011. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2012. As of December 31, 2011, each Outside Director had 7,200 RSUs outstanding.
(4)	No stock options were granted to directors in 2011. As of December 31, 2011, each Outside Director had the following aggregate number of stock options outstanding: John E. Roe, Sr., 29,700; Michael J. Hegarty, 50,000 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett, 44,550; Steven J. D’Iorio, 16,875; Louis C. Grassi, 44,550; Sam Han, 0; John J. McCabe, 31,725; Vincent F. Nicolosi, 44,550; Donna M. O’Brien, 16,875; Michael J. Russo, 44,550; and Gerard P. Tully, Sr., 22,750. All options are 100% vested.
(5)	See “Transactions with Related Persons, Promoters and Certain Control Persons” on page 12 for a description of certain transactions that may be deemed to result in compensation to Mr. Nicolosi.
(6)	Mr. Tully retired from his position as Chairman of the Company on February 15, 2011. Upon this date and contingent upon his retirement as Chairman and other circumstances, Mr. Tully received a one-time lump sum payment of $125,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our institution reported record core net income in 2011 while continuing to navigate the challenging economic environment which came to the forefront in 2008. In addition to reporting record core earnings, we performed well on key measures which included diluted earnings per share, net interest margin, and risk-based capital ratios. In each of these measures, we performed near the top quartile against our Peer Group (as defined below).

Elements of 2011 Performance

Our institution’s strong capital, our ability to grow core deposits, and our traditionally strong credit discipline enabled us to increase core net income in spite of the extreme challenges of 2011. Our strong performance in 2011 is reflected by the following:

•

Diluted earnings per common share were $1.15, a decrease of $0.13 from the year ended December 31, 2010. The year ended December 31, 2010 included a net tax benefit of $5.5 million, or $0.18 per diluted common share. Excluding this net tax benefit, diluted earnings per common share for 2011 increased $0.05, or 4%.

•

Net interest income was a record $147.8 million, an increase of $9.9 million, or 7.2%, from $137.9 million in 2010. The increase in net interest income is primarily attributable to an increase in the net interest spread of 19 basis points to 3.46%, combined with an increase in the average balance of interest-earning assets of $72.9 million.

•

Our institution remains well-capitalized with Core, Tier-1 risk-based, and Total risk-based capital ratios of 9.63%, 14.26%, and 15.32%, respectively, as compared to regulatory requirements of 5%, 6% and 10%, respectively.

•	Our return on average equity was 8.8% for 2011, as compared to the thrift industry average of 2.1% (as reported by SNL Financial in their U.S. Thrift Index as of March 2, 2012).

•

In September 2011, the Company authorized the purchase of up to 1 million shares of its common stock. As of December 31, 2011, there are 737,962 shares remaining to be repurchased under this repurchase program.

•	Our institution continues to lend to the New York City Metropolitan market, indicating our strong operating position during adverse macro-economic circumstances.

Summary of 2011 Executive Compensation

Given the performance of the Bank in 2011, we expected our executive compensation programs to provide total compensation to the named executive officers at or above the 75th percentile compared to the Peer Group. In fact, when considering the base salary, annual bonus and restricted stock grants made in 2011, the named executive officer’s compensation ranked at or above the 75th percentile against the Peer Group. The Compensation Committee noted that the performance of the Bank in 2011, as outlined above, was generally commensurate with the total compensation percentile rankings of the named executive officers. As a result, the Compensation Committee concluded that the executive compensation plans have a strong pay for performance alignment with our stated compensation philosophy, as outlined below.

Impact of Advisory Say-On-Pay Vote

Our Board of Directors, our Compensation Committee, and our management value the opinions of our stockholders. At our 2011 Annual Meeting, approximately 88% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. The Board of Directors and the Compensation Committee considered these results as support for our current program, and accordingly, did not make any changes to our executive compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote, in which 56% of the votes cast favored an annual vote, we are providing our shareholders with the opportunity to annually provide an advisory say-on-pay vote.

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s financial performance. The Compensation Committee believes that such allocation is needed to attract and retain executive officers in the competitive New York City Metropolitan market.

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan (the “Omnibus Plan”). In 2011, as in prior years, the Compensation Committee engaged the Consultant, who prepared an executive total direct compensation analysis with regard to the named executive officers. The Consultant utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed below, and published industry survey sources, including the 2010/2011 Towers Watson Financial Services Survey Suite, the Mercer 2010 Executive / Financial Services Suite and the Pearl Meyer and Partners 2010 Banking Compensation Survey Report (Northeast), in its analysis.

The Peer Group analysis is typically performed and reviewed annually and the annual performance based incentive awards are based on the Company’s performance and/or departmental criteria for that year.

In order to capture an appropriate view of the Company’s competitors, the Consultant utilized the following Peer Group, consisting of 21 banks which are close to the Company’s size (generally, no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States. The Compensation Committee’s goal with respect to a peer group is to objectively determine and appropriately reflect compensation practices for similar banks. The Compensation Committee believes the Peer Group reflects the banks that the Company competes with for talent and for stockholder investment.

Beneficial Mutual Bancorp, Inc.	Oceanfirst Financial Corporation
Berkshire Hills Bancorp, Inc.	Oritani Financial Corporation
Community Bank System, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
Independent Bank Corporation	Smithtown Bancorp
Hudson Valley Holding Corporation	Signature Bank
Investors Bancorp, Inc.	Sun Bancorp, Inc.
Kearny Financial Corporation	Tompkins Financial Corporation
NBT Bancorp Inc.	TrustCo Bank Corp NY
New Alliance Bancshares, Inc.	Washington Trust Bancorp, Inc.
Northfield Bancorp, Inc.

The Compensation Committee revised the Peer Group from 2010 making the following changes:

•	National PennBanc Shares, Inc. and WSFS Financial Corporation were removed due to their continued participation in the Troubled Asset Relief Program (“TARP”) and executive compensation constraints;

•	First Niagara Financial Group, Inc. and Sterling Bancorp were removed due to their sizes falling outside of the peer groups outlined size thresholds above; and

•

Hudson Valley Holding Corporation, Kearny Financial Corporation, Northfield Bancorp, Oceanfirst Financial Corporation, and Oritani Bancorp were added because we feel we compete with these banks for executives and they are within our peer group size ranges.

In determining the amount of compensation for the named executive officers, the Compensation Committee typically reviews each element of total direct compensation against the Peer Group. Based on the recommendation of the Consultant, the Compensation Committee then considers setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group to reward for long-term sustained individual performance. The Compensation Committee continues to focus on maintaining total compensation within our disclosed philosophy by assuring the variable components of compensation have a strong pay-for-performance orientation.

Total direct compensation was targeted to reflect the performance of the Company so that when the Company performs at the 75th percentile against its peers, compensation will be near the 75th percentile of the market. Our philosophy of determining long-term equity awards has been typically targeted at the 75th percentile, and is determined by the Compensation Committee according to performance as outlined in the “Long Term Equity Incentive Compensation” section. The Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators which included return on average equity and return on average assets. For 2011, the Company ranked 12th out of 118 and 19th out of 119 thrifts in regard to return on average equity and return on average assets, respectively, as reported by SNL Financial in their U.S. Thrift Index as of March 4, 2012. The Company believes return on average equity and return on average assets are important financial indicators as they represent the Company’s commitment to enhancing shareholder value.

The Compensation Committee considered other factors when determining compensation amounts, such as the individual executive’s level of responsibility, individual performance, the financial and operational performance of the Company, and the Company’s performance in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Compensation Committee include, among others, total assets, core operating pre-tax income, core operating earnings per diluted common share, core operating return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s Strategic Plan were also taken into consideration. The Compensation Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as return on average assets, return on average equity, net interest margin, and efficiency ratio.

Our 2011 Executive Compensation Components

As in prior years, for the fiscal year ended December 31, 2011, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation in the form of restricted stock units;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance based incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Compensation Committee considered a variety of factors including the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by the Consultant for 2011 indicated that base salary levels of most of the Company’s named executive officers were at or above the median. Base salary increases set by the Compensation Committee for the fiscal year 2011 were intended to position short-term cash compensation levels at or above the median of the Peer Group, adjusted by the results of an assessment of the Company’s and the Bank’s performance during the year, as well as, each individual executive’s contribution to such performance.

Performance-Based Annual Incentive

The Company provides senior executives, including the named executive officers, with performance-based annual incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. These bonuses are provided under the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”).

The Incentive Bonus Plan permits the Compensation Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. Determinations of award targets and actual awards under the Incentive Bonus Plan have been generally intended to comply with Section 162(m) of the Internal Revenue Code.

For all of our named executive officers, except Ms. Kelly, the criteria used were solely Company-wide. These criteria consisted of core operating earnings per diluted common share and core operating return on average equity, with each of these factors weighted equally. The Compensation Committee concluded that these criteria, which are the same criteria as used in 2009 and 2010, continued to be appropriate. They are recognized industry metrics and are appropriate for the Company in particular by combining and equally weighting financial performance incentives based on a traditional operating basis per common share and performance incentives based on the return on equity, which is a well-recognized measure of Company performance and profitability. For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Target level performance for these factors was set as follows:

•

Core operating earnings per diluted common share of $1.18. For this purpose, diluted operating earnings per common share excludes the after tax effect of any gains or losses from balance sheet or corporate restructurings, net gains or losses for financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, net gains or losses on the sale of securities, changes to income tax laws, non-recurring items and merger related charges.

•	Core operating return on average equity of 8.93%. For this purpose, the items excluded above for determining diluted operating earnings per common share are also excluded.

•

With respect to Ms. Kelly, the target operating departmental performance components were set at levels that the Compensation Committee considered would collectively be reasonably difficult for her to achieve based on historical performance of those metrics and the reasonable expectation regarding achievement of those criteria in 2011.

The Company uses core operating results to set Incentive Bonus Plan target performance rather than using accounting principles generally accepted in the United States (“GAAP”) measures because core operating results exclude onetime gains and losses and other non-recurring items and the Company believes this measure of earnings is an important indication of ongoing operations (as defined in the Reconciliation of GAAP and Core Earnings table provided in Exhibit 99.1 on the Company’s current report on Form 8-K filed on February 1, 2012). Additionally, the Company believes this earnings measure is important to management and investors in evaluating its ongoing operating performance.

The target performance levels were consistent with the Company’s 2011 Strategic Plan, and in each case required achievement over 2010 actual results. For each performance factor, the threshold performance level was set at 80% of the target level, and the maximum performance level was set at 110% of the target level.

The Incentive Bonus Plan for 2011 specified the target bonus for the CEO/President was equal to fifty percent (50%) of his base salary, the target bonus for each Executive Vice President was forty percent (40%) of his or her base salary, and the target bonus for each other participant was equal to thirty percent (30%) of his or her base salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid, achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Performance results within these benchmarks are prorated for incentive purposes. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Compensation Committee.

The Compensation Committee met in January 2012 to determine the amounts earned under the Incentive Bonus Plan and determined that quantitative Company-wide performance was slightly below target levels. The chart below provides the performance level needed for each of the three payout levels, the Company’s actual performance, and the resulting achievement in relation to target:

	Threshold	Target	Maximum	Achievement	Percentage to Target
Core operating earnings per diluted common share	$0.94	$1.18	$1.30	$1.15	97%
Core operating return on average equity	7.14%	8.93%	9.82%	8.71%	98%

For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Ms. Kelly did not achieve the threshold level for loan advances and exceeded the maximum level for core deposits.

The amount of compensation earned by each named executive officer under the Incentive Bonus Plan for 2011 is shown in the Summary Compensation Table on page 28 in the Non-Equity Incentive Plan Compensation column.

Long-Term Equity Incentive Compensation

The Company provides the named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their stake in the Company. Long-term equity incentive compensation awards are structured in accordance with the shareholder approved Omnibus Plan.

In January 2011, the Compensation Committee granted restricted stock units to each of our named executive officers. Over the last two years, the Company has moved from a mix of stock options and restricted stock units to restricted stock units only. This was done in an effort to more strongly align named executive officer equity compensation with shareholder interests and to also limit shareholder dilution. The awards were intended to provide incentives that focus our management team on the task of creating long-term shareholder value. The sizes of these awards were determined by a number of factors, including the individual performance of the named executive officers, but with a general target at the 75th percentile of the long-term equity awards of our Peer Group. In determining the type of award, the Compensation Committee considered the practical and quantitative aspects of its recent Company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s Omnibus Plan. The grants are shown in detail in the Grants of Plan Based Awards Table on page 29. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20% on each of the first five anniversaries of the grant, which is intended to encourage retention of our executive team and to motivate them to consider Company performance from a long-term as well as a short-term horizon.

Tax Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the named executive officers, in order to provide a competitive compensation package within the market that the Company operates.

In 2006, the Company froze its defined benefit Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”). Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits).

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis (subject to tax law limits). The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2011, the contribution was approximately 5% of eligible compensation (defined generally as base salary and annual bonus).

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive certain benefits not permitted to be provided under the tax-qualified plans due to Internal Revenue Code limitations. However, the SSIP does not provide credits for DCRP contributions which cannot be made to the tax-qualified plan to the extent base salary exceeds tax law limits.

The SSIP allows participating executives to defer a portion of their compensation in excess of the amount permitted under the tax-qualified plan. The Bank matches 50% of each participant’s contributions to the SSIP.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Named executive officers bear the tax cost attributable to their personal usage of the Company automobile. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2011 are not included in the Summary Compensation Table on page 28 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 28 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Allocation of Executive Compensation

The mix of compensation for our named executive officers is weighted slightly towards base salary and total cash compensation. We believe that this mix of compensation helps balance the incentive for our executives to achieve annual goals but not take undue risk. Base salary is meant to provide a sufficient amount for executives to be secure in years that no incentives are paid, which makes it less likely that excessive risk will be taken in order to achieve incentive payouts. Annual incentives are meant to align executives with the strategic goals of the Bank during the year. Long-term equity incentives are utilized in order to align the interests of executives with the shareholders of the Company over a longer period of time. While this encourages some risk taking by executives in order to achieve superior shareholder return, the risk is mitigated by stock ownership guidelines which encourage executives to adopt a long-term horizon.

We feel this is a good balance of compensation that both encourages appropriate risk taking but mitigates the prospect of taking unnecessary risk.

Executive Stock Ownership Guidelines

In 2006, the Compensation Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term horizon.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50% of their “profit shares” and Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon stock option exercises or vesting of full-value awards following payment of applicable taxes with respect to the award. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Amounts paid to our named executive officers in 2011 under the Incentive Bonus Plan qualify as “performance-based” compensation, and restricted stock unit awards granted in 2011 do not.

Risk Assessment of Executive Officer Compensation

In 2011, we continued to enhance our risk assessment processes to comply with the United States Department of the Treasury’s (the “Treasury”) requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of The Comptroller of the Currency, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. We believe that our executive compensation program reflects a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

Risk Assessment of Senior Executive Officer Plans

The Compensation Committee has reviewed the Company’s compensation programs for senior executive officers with the Company’s Chief Risk Officer. The Company’s Incentive Bonus Plan, which provides annual performance-based incentive compensation to our named executive officers and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan as approved by the Board.

•

The performance measures applicable for the Chief Executive Officer and Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•

The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, and in the past have exercised such discretion.

While the annual Incentive Bonus Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Moreover, the Company’s Executive Stock Ownership Guidelines require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the Company’s Supplemental Savings Incentive Plan provides that supplemental credits (amounts that cannot be credited as tax-qualified profit sharing contributions) be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives results in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our risk review with the Company’s Chief Risk Officer, accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

Compensation Recovery

Under the Sarbanes-Oxley Act of 2002, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we expect to implement a clawback policy in fiscal 2012 in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations that will be issued under that Act. We have elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy that may require significant amendment after the SEC regulations are released.

No Hedging Policy

Our Company has an Insider Trading Policy that prohibits directors, officers, and all other employees from trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, short sale, hedge, or any other type of derivative security.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Sam Han

Donna M. O’Brien

John E. Roe, Sr.

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran	2011	799,490	—	261,720	—	380,222	45,015	189,506	(4)	1,675,953
President and Chief Executive Officer of the Company and the Bank	2010	773,500	—	209,780	—	423,130	23,051	176,746		1,606,207
	2009	735,054	—	153,648	25,704	140,120	13,450	154,422		1,222,398

David W. Fry	2011	351,218	—	162,848	—	133,663	53,945	64,548	(5)	766,222
Executive Vice President, Treasurer and Chief Financial, Officer of the Company, Executive Vice President/Finance of the Bank	2010	334,800	—	125,868	—	146,517	21,403	59,284		687,872
	2009	316,105	—	78,021	16,506	60,258	12,151	52,536		535,577

Maria A. Grasso	2011	431,942	—	191,928	—	164,385	—	75,875	(6)	864,130
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2010	411,750	—	150,548	—	180,193	—	70,718		813,209
	2009	388,758	—	99,379	17,514	74,107	—	58,999		638,757

Francis W. Korzekwinski	2011	375,294	—	162,848	—	142,826	92,427	67,299	(7)	840,694
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2010	357,750	—	125,868	—	156,561	38,900	62,931		735,616
	2009	337,773	—	80,364	16,506	64,388	18,104	53,903		567,488

Theresa Kelly	2011	257,800	—	72,700	—	65,987	—	48,399	(8)	444,886
Senior Vice President Business Banking of the Company and the Bank	2010	246,681	—	59,232	—	83,139	—	46,710		435,762
	2009	235,243	—	47,667	5,544	42,417	—	42,603		373,474

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP in 2011 are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 33.
(2)	Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants made in the fiscal years ended December 31, 2011, 2010 and 2009, all of which were granted pursuant to the 2005 Omnibus Incentive Plan. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2012.
(3)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Grasso and Ms. Kelly are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified and deferred compensation plans are pegged to investments that are available to the general public.
(4)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the Defined Contribution Retirement Program (“DCRP”), $13,493 in profit sharing contributions, $50,000 in contributions credited to a bookkeeping account to provide supplemental retirement benefits (“SERP”) pursuant to Mr. Buran’s employment agreement, $105,207 in contributions allocated by the Company pursuant to the SSIP, and $3,656 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(5)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,493 in profit sharing contributions, $32,835 in contributions allocated by the Company pursuant to the SSIP, and $1,070 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(6)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,493 in profit sharing contributions, $44,661 in contributions allocated by the Company pursuant to the SSIP, and $571 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(7)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,493 in profit sharing contributions, $36,152 in contributions allocated by the Company pursuant to the SSIP, and $504 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(8)	Consists of $6,643 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,493 in profit sharing contributions, $18,009 in contributions allocated by the Company pursuant to the SSIP, and $454 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2011

All stock and non-equity incentive plan awards granted by the Company to the named executive officers in 2011 are shown in the following tables. They were all granted under the 2005 Omnibus Incentive Plan.

Name	Grant Date	Estimated Possible Payments under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John R. Buran	1/28/2011				18,000	—	261,720
	2/15/2011	240,000	400,000	500,000

David W. Fry	1/28/2011				11,200	—	162,848
	2/15/2011	84,370	140,616	175,770

Maria A. Grasso	1/28/2011				13,200	—	191,928
	2/15/2011	103,761	172,935	216,169

Francis W. Korzekwinski	1/28/2011				11,200	—	162,848
	2/15/2011	90,135	150,255	187,819

Theresa Kelly	1/28/2011				5,000	—	72,700
	2/15/2011	46,421	77,369	96,711

(1)	Reflects total amounts payable under the Incentive Bonus Plan at threshold, target and maximum levels of performance. For 2011, actual performance resulted in payouts slightly below target level. The performance targets and the extent to which they were achieved are discussed in the Compensation Discussion and Analysis under the subheading “Performance –Based Annual Incentive” on page 22.
(2)	All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.

Outstanding Equity Awards at 2011 Fiscal Year-End

		Option Awards				Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities of Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares of Units of Stock That Have Not Vested ($)(4)
John R. Buran	1/28/2011	—	—	—	—	18,000	227,340
	1/29/2010	—	—	—	—	13,600	171,768
	12/21/2009	—	—	—	—	4,330	54,688
	1/30/2009	8,160	12,240	8.44	1/29/2019	5,280	66,686
	6/17/2008	9,600	6,400	19.37	6/16/2018	4,400	55,272
	6/19/2007	12,000	3,000	16.65	6/18/2017	2,000	25,260
	6/20/2006	15,000	—	16.44	6/19/2016	—	—
	6/21/2005	70,000	—	17.88	6/20/2015	—	—
	6/15/2004	10,000	—	16.77	6/14/2014	—	—
	6/17/2003	18,000	—	13.47	6/16/2013	—	—
	6/18/2002	37,500	—	12.37	6/17/2012	—	—

Totals		180,260	21,640	—	—	47,610	601,304

David W. Fry	1/28/2011	—	—	—	—	11,200	141,456
	1/29/2010	—	—	—	—	8,160	103,061
	12/21/2009	—	—	—	—	1,862	23,517
	1/30/2009	—	7,860	8.44	1/29/2019	3,120	39,406
	6/17/2008	6,300	4,200	19.37	6/16/2018	2,600	32,838
	6/19/2007	8,000	2,000	16.65	6/18/2017	1,200	15,156
	6/20/2006	10,000	—	16.44	6/19/2016	—	—
	6/21/2005	5,000	—	17.88	6/20/2015	—	—
	6/15/2004	10,000	—	16.77	6/14/2014	—	—
	6/17/2003	2,400	—	13.47	6/16/2013	—	—

Totals		41,700	14,060	—	—	28,142	355,434

Maria A. Grasso	1/28/2011	—	—	—	—	13,200	166,716
	1/29/2010	—	—	—	—	9,760	123,269
	12/21/2009	—	—	—	—	2,291	28,935
	1/30/2009	5,560	8,340	8.44	1/29/2019	4,080	51,530
	6/17/2008	6,300	4,200	19.37	6/16/2018	3,400	42,942
	6/19/2007	8,000	2,000	16.65	6/18/2017	1,600	20,208
	5/1/2006	50,000	—	16.79	4/30/2016	—	—

Totals		69,860	14,540	—	—	34,331	433,600

Francis W. Korzekwinski.	1/28/2011	—	—	—	—	11,200	141,456
	1/29/2010	—	—	—	—	8,160	103,061
	12/21/2009	—	—	—	—	1,990	25,134
	1/30/2009	5,240	7,860	8.44	1/29/2019	3,120	39,406
	6/17/2008	6,300	4,200	19.37	6/16/2018	2,600	32,838
	6/19/2007	8,000	2,000	16.65	6/18/2017	1,200	15,156
	6/20/2006	5,000	—	16.44	6/19/2016	—	—
	6/21/2005	5,000	—	17.88	6/20/2015	—	—
	6/15/2004	4,000	—	16.77	6/14/2014	—	—
	6/17/2003	7,500	—	13.47	6/16/2013	—	—

Totals		41,040	14,060	—	—	28,270	357,051

Theresa Kelly	1/28/2011	—	—	—	—	5,000	63,150
	1/29/2010	—	—	—	—	3,840	48,499
	12/21/2009	—	—	—	—	1,311	16,558
	1/30/2009	1,760	2,640	8.44	1/29/2019	1,680	21,218
	6/17/2008	1,800	1,200	19.37	6/16/2018	1,400	17,682
	6/19/2007	4,000	1,000	16.65	6/18/2017	700	8,841
	5/31/2006	10,000	—	16.74	5/30/2016	—	—

Totals		17,560	4,840	—	—	13,931	175,948

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years of grant.
(2)	Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the last trading day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years, except for the RSUs granted on December 21, 2009, which became 40% vested on the second anniversary of the date of grant and an additional 20% on each subsequent anniversary of the date of grant.
(4)	Market value is based on the closing market price of the Company’s common stock on December 31, 2011.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	—	—	14,246	189,874
David W. Fry	2,620	7,100	8,021	107,197
Maria A. Grasso	—	—	10,726	146,964
Francis W. Korzekwinski	—	—	8,106	108,279
Theresa Kelly	—	—	4,494	60,033

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	247,010	—
David W. Fry	Retirement Plan	7.8	235,257	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	348,071	—
Theresa Kelly(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2011. See note 11 to the Company’s audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 for Mr. Buran and Mr. Fry and age 62 for Mr. Korzekwinski (which is the earliest year such officers would receive unreduced retirement benefits), based on the assumption that such officers retire at age 65 and age 62, respectively, with no increase in compensation or “social security compensation” from that in effect in 2006.
(3)	Ms. Grasso and Ms. Kelly joined the Company in May of 2006. They are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan is limited to $220,000, which is the limit that was in effect for 2006.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2011 annual benefits were limited to $195,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility was limited to Senior Vice Presidents and above, grandfathering all Vice Presidents then participating or who became eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Officers may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) Savings Plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2011, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	-7.30%
Goldman Sachs Structured Small Cap Growth Fund	1.48%
Goldman Sachs Government Income Fund	6.92%
Fidelity Money Market Fund	0.01%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested. Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change in control. As of December 31, 2011, all of the named executive officers are 100% vested under the SSIP.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment. For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits (to the extent vested), distributed prior to termination of employment. The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credits $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”). Amounts credited to Mr. Buran’s SERP account may be invested by Mr. Buran in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An employee’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	105,213	155,207	(4)	(51,219	)(5)	—	1,697,502	(6)
David W. Fry	38,002	32,835		4,341		—	520,923
Maria A. Grasso	50,105	44,661		(1,892)		—	362,515
Francis W. Korzekwinski	41,620	36,152		(8,587)		—	614,619
Theresa Kelly	25,522	18,009		5,607		—	184,329

(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 28.
(2)	Reflects Bank credits under the SSIP and the SERP, including amounts credited in 2012 that relate to 2011. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 28.
(3)	Consists of account balance at December 31, 2011 plus amounts credited in 2012 that relate to 2011. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $489,517; Mr. Fry, $164,961; Ms. Grasso, $183,107; Mr. Korzekwinski, $181,833; and Ms. Kelly, $105,083. Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $731,553; Mr. Fry, $119,380; Ms. Grasso, $143,636; Mr. Korzekwinski, $133,382; and Ms. Kelly, $64,899.
(4)	Reflects $105,207 of contributions under the SSIP and $50,000 of contributions under the SERP.
(5)	Reflects unrealized net losses of $38,746 under the SSIP and $12,473 under the SERP.
(6)	Reflects $1,371,356 in aggregate balance under the SSIP and $326,146 in aggregate balance under the SERP.

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2011. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2011 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Nonqualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$326,146	—	—	—	—	—	$326,146
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$326,146	—	$652,600	—	—	$1,600,000	$2,578,746
Disability(6)	$1,607,606	$500,000	—	$652,600	—	—	—	$2,760,206
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$4,049,612	$500,000	$74,369	$652,600	—	—	—	$5,276,581
Change of Control(8)	$4,092,520	$500,000	$74,369	$652,600	$2,918,721	$751,923	—	$8,990,133
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$388,367	—	—	$703,080	$1,091,447
Disability(6)	$495,503	—	—	$388,367	—	—	—	$883,870
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,129,777	—	$80,839	$388,367	—	—	—	$1,598,983
Change of Control(8)	$1,142,631	—	$80,839	$388,367	$934,069	$307,294	—	$2,853,200
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$468,545	—	—	$864,676	$1,333,221
Disability(6)	$609,389	—	—	$468,545	—	—	—	$1,077,934
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,389,447	—	$17,183	$468,545	—	—	—	$1,875,175
Change of Control(8)	$1,405,255	—	$17,183	$468,545	$1,152,934	$373,847	—	$3,417,764
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$389,984	—	—	$751,275	$1,141,259
Disability(6)	$529,469	—	—	$389,984	—	—	—	$919,453
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,207,224	—	$28,866	$389,984	—	—	—	$1,626,074
Change of Control(8)	$1,220,959	—	$28,866	$389,984	$974,478	$326,142	—	$2,940,429

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Theresa Kelly
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$187,010	—	—	$515,794	$702,804
Disability(6)	$363,511	—	—	$187,010	—	—	—	$550,521
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$748,059	—	$2,532	$187,010	—	—	—	$937,601
Change of Control(8)	$765,211	—	$2,532	$187,010	$614,561	$221,866	—	$1,791,180

(1)	Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below.
(2)	Reflects present value of such benefits using a 4.25% discount rate. See description under “Employment Agreements” following this table.
(3)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2011.
(4)	See description under “Change of Control Arrangements” following this table.
(5)	Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12. The table does not include these amounts.
(7)	If termination occurs prior to a change of control, the executive’s Cash Severance Payment will include a pro rata portion of the bonus payable for the year in which the termination occurred (to the extent the performance goals for the year were satisfied).
(8)	If termination follows a change of control, the executive’s Cash Severance Payment will include a pro rata portion of his or her bonus payable for the year in which termination occurred (based on the amount of bonus earned in the prior year).

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Mses. Grasso and Kelly (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical program at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreements have approximately a two year term (approximately three years in the case of Mr. Buran). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Compensation Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Risk Assessment of Non-Executive Compensation Plans

In 2011, we continued to enhance our current risk assessment processes to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of the Comptroller of the Currency, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In addition to the plans for our senior executive officers (discussed in the Compensation Discussion and Analysis) we reviewed our:

•	bank goal and incentive programs for lending officers in both the commercial and residential and mixed use areas;

•	retail banking incentive programs; and

•	business bank incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions;

•	whether and to what extent the participant’s transactions may be material to the Company;

•	what risks the business of the participant faces;

•	what risk factors of the Company are exposed to a particular business unit of the participant;

•	whether the incentive is designed reasonably to achieve the intended goals;

•	whether the incentive in the past has resulted in excessive risk to the Company;

•	whether incentive pay is high in comparison with base compensation;

•	whether adjustments may be made based on quality as well as quantity of performance; and

•	whether a plan is subject to controls on award determinations.

Risk Assessment

The Company has six incentive programs for employees, in which senior executive officers do not participate.

•	Bank Goal and Incentive Program for Mortgage Loan Officers—Commercial;

•	Bank Goal and Incentive Program for Mortgage Loan Officers—Residential and Mixed Use;

•	Retail Incentive Recognition Program;

•	Bank Goal and Incentive Program for Financial Consultant Investment and Insurance Services;

•	Business Banking Incentive Plan; and

•	Bank Goal and Incentive Program for Senior Professional Banker Incentive Plan – Commercial.

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent loans made by the employee in the prior year. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company. In addition, all of the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

At our 2011 Annual Meeting, approximately 88% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. The Board of Directors and the Compensation Committee considered these results as support for our current program, and accordingly, did not make any changes to our executive compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote, in which 56% of the votes cast favored an annual vote, we are providing our shareholders with the opportunity to annually provide an advisory say-on-pay vote.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section of this proxy statement. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance. In addition, our program aligns executives’ interests with those of the stockholders by imposing 5-year vesting on equity awards and long-term stock retention requirements, with the ultimate objective of improving stockholder value. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

Our institution reported record core net income in 2011 while continuing to navigate the challenging economic environment which came to the forefront in 2008. In addition to reporting record core earnings, we performed well on key measures which included diluted earnings per share, net interest margin, and risk-based capital ratios.

Our Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of five Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for audit committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with GAAP as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2011 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Louis C. Grassi, CPA, Chairman Steven J. D’Iorio Michael J. Hegarty Donna M. O’Brien John E. Roe, Sr. Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2011 and 2010 by the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$493,500	$546,000
Audit-Related Fees	35,000	47,250
Tax Fees	47,165	38,515
All Other Fees	12,000	38,505

Total Fees	$587,665	$670,270

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of work associated with Company filings of Forms S-3, including the Prospectus, and Forms S-8 with the Securities and Exchange Commission, consultation with respect to an SEC comment letter, and consultation with respect to regulatory matters.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2011 and 2010, all audit and non-audited services provided by Grant Thornton were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of Grant Thornton for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider its selection. Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. Representatives of Grant Thornton are expected to attend the 2012 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of December 31, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Wellington Management Company, LLP(2)	3,084,903	9.90%
280 Congress Street
Boston, Massachusetts 02210

Blackrock, Inc.(3)	1,954,180	6.27%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP.(4)	1,585,129	5.09%
6300 Bee Cave Road Palisades West, Building One
Austin, Texas 78746

(1)	On December 31, 2011, the total number of outstanding shares of the Company’s common stock was 30,904,177.
(2)	According to its filing with the SEC on Schedule 13G/A, Wellington Management Company, LLP. has shared dispositive power with respect to 3,084,903 and shared voting power with regard to 2,211,528 of these shares.
(3)	According to its filing with the SEC on Schedule 13G, Blackrock, Inc., has sole dispositive and voting power with regard to 1,954,180 shares of common stock.
(4)	According to its filing with the SEC on Schedule 13G, Dimensional Fund Advisors LP., has sole dispositive power with respect to 1,521,336 shares of common stock and sole voting power with regard to 1,585,129 of these shares, but disclaims beneficial ownership with respect to all of such shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 2, 2012, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
John E. Roe, Sr.	152,999	(3)	0.49%
John R. Buran	279,437	(4)	0.90%
James D. Bennett	120,475	(5)	0.39%
Steven J. D’Iorio	55,312	(6)	0.18%
Louis C. Grassi	112,686	(7)	0.36%
Sam Han	25,500	(8)	0.08%
Michael J. Hegarty	229,092	(9)	0.74%
John J. McCabe	80,849	(10)	0.26%
Vincent F. Nicolosi	94,315	(11)	0.30%
Donna M. O’Brien	62,312	(12)	0.20%
Michael J. Russo	299,046	(13)	0.96%
Gerard P. Tully, Sr.	346,078	(14)	1.12%
David W. Fry	102,757	(15)	0.33%
Maria A. Grasso	120,351	(16)	0.39%
Francis W. Korzekwinski	107,621	(17)	0.35%
Theresa Kelly	44,309	(18)	0.14%
All current directors and executive officers as a group (30 persons)	2,534,425	(19)	8.18%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on March 2, 2012, as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of March 2, 2012. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after March 2, 2012, except upon termination of employment or Board service of certain individuals.
(2)	On March 2, 2012, the total number of shares of common stock outstanding was 31,001,218 (including shares held by the Employee Benefit Trust). As of March 2, 2012, other than Mr. Tully, who beneficially owned 1.12% of the outstanding shares of common stock, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 8.18% of the outstanding shares of common stock.
(3)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 8,000 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 29,700 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.
(4)	Includes 38,695 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 146,840 shares underlying exercisable stock options, and 3,402 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 56,850 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)	Includes 44,550 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(6)	Includes 16,875 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.
(7)	Includes 44,550 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.
(8)	Excludes 8,400 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(9)	Includes 50,000 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.

(10)	Includes 31,725 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.
(11)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 44,550 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.
(12)	Includes 16,875 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Ms. O’Brien’s termination of Board service.
(13)	Includes 193,697 shares held in a trust by Mr. Russo and his daughter, with whom he shares voting and dispositive power, and 44,550 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.
(14)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 57,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 14,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,000 shares held by Contractors Associates Inc. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.
(15)	Includes 20,927 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 44,320 shares underlying exercisable stock options, and 3,402 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 34,022 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(16)	Includes 19,174 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 72,640 shares underlying exercisable stock options, and 3,402 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 41,091 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(17)	Includes 20,300 shares held jointly by Mr. Korzekwinski and his spouse, with whom he shares voting and dispositive power. Also includes 48,119 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 35,800 shares underlying exercisable stock options, and 3,402 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 34,150 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(18)	Includes 12,723 shares credited to Ms. Kelly’s account in the 401(k) Savings Plan, and 18,440 shares underlying exercisable stock options, and 3,402 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 16,411 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(19)	Includes 235,607 shares credited to accounts of executive officers in the 401(k) Savings Plan, 750,715 shares underlying exercisable stock options held by executive officers and directors, and 64,638 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 97,782 shares underlying unvested RSUs that vest upon termination of employment or Board service. Excludes 334,482 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2011, it complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 16, 2012. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2013 annual meeting of stockholders must be received by the Corporate Secretary on or before March 15, 2013 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2013 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 6, 2012. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,
Maria A. Grasso Corporate Secretary

Lake Success, New York

April 5, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

FLUSHING FINANCIAL CORPORATION

STATEMENT OF PURPOSE

The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the systems and processes of internal control, compliance and the audit process. In performing its duties, the committee will maintain effective working relationships with the board of directors, management and the internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company’s business, operations and risks.

ORGANIZATION

The committee will be comprised of three or more directors as determined by the board of directors, each of whom will be “independent” within the meaning of the rules applicable to companies quoted on the Nasdaq National Market. Committee members will serve at the pleasure of the board of directors. A committee chairman will be designated by the board of directors. All committee members will have, at a minimum, a working familiarity with basic finance and accounting practices. The board of directors will endeavor to appoint at least one committee member that is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). Committee members may enhance their understanding of finance and accounting through educational programs offered by the company or an outside consultant.

MEETINGS

Meetings of the committee will be held not less than quarterly. In furtherance of its purpose, the committee will provide sufficient opportunity for the external auditors, the director of internal audit and management to meet with the committee in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately. The committee will make regular reports and appropriate recommendations to the board of directors.

AUTHORITY

The audit committee will have the sole authority to appoint or replace the external auditor of the company. The audit committee will be directly responsible for the compensation and oversight of the work of the company’s external auditor (including the resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor will report directly to the audit committee. The audit committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The company will provide for appropriate funding, as determined by the audit committee, for payment of compensation to the external auditor engaged by the company for the purpose of rendering or issuing an audit report and to any advisers engaged by the audit committee.

ROLES AND RESPONSIBILITIES

A.	Internal Control

1.	Require that the external auditors, internal auditors and management keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters.

2.	Consider whether internal control recommendations made by internal and external auditors have been implemented by management.

3.	Determine the extent to which internal and external auditors review (i) computer systems and applications, (ii) the security of such systems and applications, and (iii) the contingency plan for processing financial information in the event of a systems breakdown.

B.	Financial Reporting

1.	Meet with management and the external auditors to review annual and quarterly financial statements, issues related thereto and the results of the external auditors’ annual audit or quarterly review, as the case may be.

2.	Review the company’s earnings press releases with management, including the use of “pro-forma” or “adjusted” non-GAAP information.

3.	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.

4.	Consider significant judgments, including those made as to asset and liability valuation, loan losses or the selection and application of accounting principles.

5.	Review management’s disposition of proposed audit adjustments identified by the external auditors.

6.	Require that the external auditors communicate their judgment regarding the integrity and quality of the financial statements to the committee and review, upon receipt, the report (oral or written) of the external auditors on:

•	All critical accounting policies and practices

•	All alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm)

•	Material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences

7.	To gain insight into the fairness of the statements and disclosures, obtain views and, where appropriate, explanations from management and from the internal and external auditors on whether:

•	Generally accepted accounting principles have been consistently applied

•	There are any significant or unusual events or transactions

•	The company’s financial and operating controls are functioning effectively

•	The financial statements contain adequate and appropriate disclosures

8.	Review disclosures, if any, made to the audit committee by the company’s disclosure committee or, in connection with their certification of periodic reports, the CEO and CFO.

C.	Internal Audit

1.	Review the activities and organizational structure of the internal audit function.

2.	Review the qualifications of the internal audit function and participate in the appointment, replacement, reassignment or dismissal of the director of internal audit.

3.	Review the effectiveness of the internal audit function.

4.	Review the scope of internal audit’s work plan for the year and receive a summary report of significant findings by internal auditors and management’s response to the conditions reported.

D.	External Audit

1.	Review the external auditors’ proposed audit scope and approach.

2.	Review the performance of the external auditors.

3.	Obtain from the external auditors and review the confirmation required to be provided by the external auditors as to their independence in accordance with professional standards.

4.	Ensure the 5-year rotation of audit lead and concurring partners as required by law.

5.	Recommend to the board of directors policies for the company’s hiring of current or former employees of the external auditor who served as members of the company’s audit engagement team.

6.	Pre-approve, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the external auditors for the company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid to the external auditors during the fiscal year that were not known as non-audit services at the time of the engagement and that are promptly made known to the audit committee and approved by the audit committee prior to completion of the audit.

E.	Risk Assessment

1.	Discuss the Company’s policies with respect to risk assessment and risk management to ensure that the CEO and senior management of the company assess and manage the company’s exposure to risk.

2.	Discuss guidelines and policies to govern the company’s risk assessment and risk management processes.

3.	Discuss the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

F.	Other Responsibilities

1.	Make the report required by the SEC to be included in the company’s annual proxy statement.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Require that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

4.	Perform other oversight functions as requested by the full board of directors.

5.	Periodically review and assess the adequacy of this Charter and recommend any proposed changes to the board of directors for approval.

While the committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct internal control or other audits, or to ascertain the structure of internal controls, or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditor. Nor is it the duty of the committee to conduct investigations or to resolve disagreements, if any, between management and the independent external auditors.

002CSN1173

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 15, 2012.

Vote by Internet
• Go to www.investorvote.com/FFIC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2 and FOR Proposal 3.

1. Election of Class B Directors:	For	Withhold				For	Withhold		For	Withhold		+

01 - Steven J. D’Iorio (for a term expiring in 2015)	☐	☐	02 - Louis C. Grassi (for a term expiring in 2015)			☐	☐	03 - Sam Han (for a term expiring in 2015)	☐	☐

04 - John E. Roe, Sr. (for a term expiring in 2015)	☐	☐

			For	Against	Abstain					For	Against	Abstain

2. Advisory vote to approve executive compensation.			☐	☐	☐	3. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2012.				☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 15, 2012 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR proposal 2 and FOR proposal 3.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE REVERSE SIDE, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.